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                                                                   EXHIBIT (p5)

8.0 EMPLOYEES

8.1 POLICY

It is SCM's policy to carefully screen candidates for employment in an effort to determine whether the candidate has demonstrated the ability to comply with laws and his or her employers' internal policies, to require all trades by its employees who are access persons to be subject to SCM's employee trading procedures, to implement procedures designed to prevent its employees from engaging in prohibited insider trading, and to prohibit employees who are not registered as investment adviser representatives to engage in activities that would require them to register as such with any state.

8.2 PROCEDURES

8.2.1 CODE OF ETHICS (EMPLOYEE TRADING PROCEDURES)

8.2.1.1 GENERAL PRINCIPLES
The Code of Ethics is based on the principle that Access Persons (defined below) of SCM owe a fiduciary duty to its clients. This duty includes the obligation to conduct their personal securities transactions in a manner that does not interfere with the transactions of any client or otherwise to take unfair advantage of their relationship with clients. In recognition of this duty, SCM hereby adopts the following general principles to guide the actions of the Access Persons:

    o Access Persons have the duty at all times to place the interests of clients first.
    o Access Persons have the duty to conduct all personal securities transactions in a manner consistent with these Procedures and in such a manner to avoid any actual or potential conflict or abuse of a position of trust and responsibility.
    o Access Persons must refrain from actions or activities that allow a person to profit or benefit from his or her position with respect to a client, or that otherwise bring into question the Access Person's independence or judgment.
    o Each Access Person shall have and maintain knowledge of and shall comply with all applicable federal and state laws and all rules and regulations of any governmental agency or self-regulatory organization governing his/her actions as an Access Person.

8.2.2 PERSONAL SECURITIES TRANSACTIONS

8.2.2.1 PURPOSE

The following procedures are designed to assist the Compliance Officer in detecting and preventing abusive sales practices such as "scalping" or "front running" and to highlight potentially abusive "soft dollar" or brokerage arrangements.

SCM will require INITIAL HOLDINGS REPORT of access persons no later than 10 days after becoming an access person. In addition, an ANNUAL HOLDINGS REPORT of access persons will be maintained. The reports will state the name of the broker-dealer and/or bank with whom the account was established. The annual report must state number of shares and principal amount of all securities owned by the employee and any account maintains with a broker-dealer and/or bank.

SCM will require personal securities transactions reports of employees including all brokerage transactions. These will be required to be sent directly from the broker dealer where the account is held to the compliance department. The employee will also be required to certify these transactions at least quarterly. In addition, Pre-clearance is required on all personal securities transactions including but not limited to Exchange Traded Funds, Initial Public Offerings and Private Placements.

8.2.2.2 EXCEPTIONS

Exceptions to the record keeping requirements are as follows:

    o Transactions effected in any account over which neither SCM nor its employees have any direct or indirect influence or control; and,

    o Transactions that are direct obligations of the United States government.

8.2.3 OTHER CONSIDERATIONS

8.2.3.1 NOTIFICATION OF REPORTING OBLIGATION ANNUAL CERTIFICATION

SCM will notify all employees about their duty to inform the Chief Compliance Officer when they are establishing a brokerage account so that SCM may request duplicate confirmations and statements. Once informed of the duty an employee has a continuing obligation to provide such information to SCM in a timely manner. Information compiled in SCM files is available for SEC inspection or other regulatory authorities at any time.

Annually, SCM will prepare a written report for any Mutual Funds Boards that:

    o Describes any issues that have arisen under this Code of Ethics or its procedures since the latest report, including information about material Code of Ethics or procedure violations and sanctions imposed in response to those violations; and

    o Certifies to the Boards that the adopted Code of Ethics and its procedures provide reasonably necessary measures to prevent investment personnel from violating the Code and applicable procedures.

8.2.3.2 REVIEW

  o PERIODIC REVIEW. The Chief Compliance Officer shall review and compare all reported transactions in Securities with:

    o the transactions of the Access Person indicated on his or her confirmations and account statements; and

    o the transactions of clients of SCM.

  o SUSPECTED VIOLATIONS. If the Chief Compliance Officer suspects that an Access Person has violated these Procedures, he or she shall investigate the alleged violation, and, as a part of that investigation, allow the Access Person an opportunity to explain why the violation occurred or did not occur.

  o VIOLATION REPORT. If the Chief Compliance Officer concludes that an Access Person has violated these Procedures, he or she shall submit a report of such violation, his or her investigation of such violation, and his or her recommendation on what steps should be taken to address such violation, including recommending sanctions against the violator.

8.2.3.3 TRAINING

At least annually, the Chief Compliance Officer shall conduct a training seminar reviewing the requirements of the Procedures and the required duties of the Access Persons.

8.2.4 INSIDER TRADING PROCEDURES

SCM's Insider Trading Procedures are designed to prevent the misuse of material, nonpublic information by SCM and its officers, directors and employees.

8.2.4.1 POSSESSION OF INSIDE INFORMATION

An employee of SCM will contact the Chief Compliance Officer if he or she becomes aware of an actual or potential insider trading violation or violation of the policies and procedures.

8.2.4.2 CERTIFICATION

Every employee shall certify on an annual basis that he or she has:

    o complied with these Procedures and

    o has read and understands these Procedures


8.2.5 OUTSIDE BUSINESS ACTIVITIES

An employee must notify SCM if they wish to be engaged in an outside business. An employee of SCM will be engaged in an outside business activity if he or she:

    o serves as general partner, officer or employee of any business organization;

    o receives compensation in any form from a business organization; or

    o serves as a director of any business organization.

8.2.5.1 REVIEW PROCEDURES

The Chief Compliance Officer will review the information supplied by each employee engaging in an outside business activity and independently verify that the information is correct, including the nature and the extent of the outside business activities and the employee's outside sources of income.

8.2.6 LEGAL OR REGULATORY PROCEEDINGS

Any Adviser Representative shall immediately notify the Chief Compliance Officer if he or she becomes the subject of a securities-related action involving:

    o an investigation or governmental proceeding;

    o any refusal of registration or injunction, censure, fine or other disciplinary action imposed by a regulatory body;

    o any litigation or arbitration;

    o any bankruptcy proceedings;

    o any civil litigation; or

    o any arrest, summons, subpoena, indictment or conviction for a criminal offense.

When giving notice of a legal or regulatory proceeding, the Adviser Representative shall provide, at a minimum, the following information:

    o Parties involved;

    o Court or arbitration forum; and

    o Nature of the proceeding.

BUSINESS COMMUNICATION STANDARDS. Employees using SCM's electronic communication systems must follow appropriate business communication standards. Employees may not send or receive communications that are inappropriate, obscene, discriminatory, threatening or otherwise offensive.

8.2.7 GIFT AND ENTERTAINMENT POLICY

  o GIFTS. "Gifts" are items of value that a third-party provides to an employee of SCM (or SCM to them) where there is no business communication involved in the enjoyment of the gift. Examples include: flowers sent on special occasions, fruits and candies sent to an employee during the holidays, and tickets to a sporting event for an employee and a family member.

  o ENTERTAINMENT. "Entertainment" is where the giver of the item of value participates with the recipient in the enjoyment of the item.

  o POLICY.

    o Entertainment is appropriate only when it is used to foster and promote business relationships for the firm.

    o An employee must obtain prior permission from his or her supervisor to provide a gift or entertainment that exceeds $300 in value.

    o Employees may not solicit any gift or entertainment.

    o An employee may not accept cash or a gift certificate.

    o Excessive gift giving or entertainment activity is prohibited.

    o An employee may not accept any gift or entertainment that might influence his or her investment decision or that might make the employee feel beholden to any person or firm.

  o REPORTING. Employees of SCM shall report any gift or entertainment that exceeds $300 in value to his or her supervisor.

8.3 BOOKS AND RECORDS

SCM will maintain in its Employees Procedures books and records the following records related to each Access Person's personal securities trades:

  o A record of every transaction in a security in which the Access Person has, or by reason of the transaction acquires, any direct or indirect beneficial ownership, except:

    o transactions effected in any account over which neither the Access Person has any direct or indirect influence or control; and

    o transactions in securities that are: direct obligations of the Government of the United States; bankers' acceptances, bank certificates of deposit, commercial paper, and high quality short-term debt instruments, including repurchase agreements, or shares issued by registered open-end investment companies.

  o The records required by this section must state:

    o the title and amount of the security involved;

    o the date and nature of the transaction (i.e., purchase, sale or other acquisition or disposition); and

    o the price at which it was effected; and the name of the broker, dealer, or bank with or through whom the transaction was effected.

  o A transaction must be recorded no later than 30 days after the end of the calendar quarter in which the transaction was effected.

    o SCM may satisfy any of the recordkeeping requirements if:

    o SCM receives a broker trade confirmation or account statement in the time period stated above;

    o the broker trade confirmation, account statement or other records of the investment adviser contains all the information required by this section;

    o SCM keeps the broker trade confirmation, account statement, and other records containing the information required by this section; or

    o all broker trade confirmations and account statements that are printed on paper and kept under this section are organized in a manner that allows easy access to and retrieval of any particular confirmation or statement. (Rule 204-2(a)(12))